Exhibit 99.1
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 3900
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
First Industrial Realty Trust
Provides Update on Joint Ventures
CHICAGO, May 10, 2010 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today provided an update on certain of its joint ventures. First Industrial and its joint venture partner for its 2005 Development and Repositioning JV, 2005 Core JV, 2006 Land and Development JV, and 2007 Canada JV are in active negotiations regarding the conclusion of each of these joint ventures by July 30, 2010.
If the negotiations result in a definitive agreement, First Industrial anticipates that it would transfer its interests in these ventures to the partner for a lump sum cash payment, as well as its pro rata share of distributable cash, capital proceeds, and earned fees, promotes and other entitlements, and, thereafter, no longer serve as asset manager for these ventures.
In addition, First Industrial anticipates it would be eligible for future financial consideration following the conclusion of the joint ventures related to certain asset sales, lease agreements, and built-to-suit agreements currently in process.
Also part of the negotiations is the potential acquisition by First Industrial of its partner’s 90% interest in a 285,000 square-foot distribution facility in the Minneapolis market from the 2005 Development and Repositioning venture.
To the extent these joint ventures are concluded, First Industrial anticipates that funds from operations from its joint ventures for the second half of 2010 would be reduced by approximately $1.4 million from prior estimates. To offset any lost income related to these joint ventures, First Industrial would undertake organizational and other overhead reductions intended to reduce its overhead such that, excluding one-time restructuring costs, the conclusion of these ventures would have minimal impact on First Industrial’s earnings per share or funds from operations for 2010.
About First Industrial Realty Trust, Inc.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We have a track record of industry leading customer
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service, and in total, we own, manage and have under development 93 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.
Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks; and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information concerning us and our business, including additional factors that could materially impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon
Director, Investor Relations and Corporate Communications
312-344-4320
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